Exhibit 99.1

FOR IMMEDIATE RELEASE

August 11, 2008

MICRONETICS REPORTS FIRST QUARTER RESULTS FOR FISCAL YEAR 2009

Hudson, NH — (BUSINESS WIRE)—August 11, 2008 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its first quarter ended June 28, 2008 (Q1 FY2009). The results of MICA Microwave, Inc. are included from the acquisition date of June 5, 2007.

Net sales for Q1 FY2009 were $7.1 million, an increase of 12% or $.8 million compared to $6.3 million for Q1 FY2008.

The increase in net sales was primarily attributable to an increase in net sales of high performance mixers and ferrites from MICA Microwave, which was acquired by the Company in June 2008. For Q1 FY2009 the Company reported net income of $157,606 or $.03 per diluted share, as compared to net income of $185,094 or $0.04 per diluted share for Q1 FY2008.

David Robbins, Micronetics’ President and CEO stated, “Growth in our defense products during the quarter more than offset declines in sales of our wireless broadband products. While we do not expect to repeat last year’s second quarter performance, which included significant wireless broadband billings, based upon ongoing discussions with our customers we believe we are well positioned to participate in the growing need for our products in jamming and in-flight data applications. We expect to see this participation translate into healthy growth for us over time.”

Backlog increased to $17 million on approximately $10 million in bookings for the quarter.

Net income for Q1 FY2009 included non-cash stock based compensation expense of $209,546 and $177,106 for amortization of intangible assets, as compared to non-cash stock based compensation expense of $148,972 and amortization for intangible assets of $183,093 for Q1 FY2008. Excluding these items, net income per diluted share would have been $0.11, for Q1 FY2009 and Q1 FY2008.

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerosat Avionics, Airspan, Anaren Microwave, BAE Systems, Boeing, Comtech, EADS, EDO/Benchmark, General Dynamics, ITT Electronic Warfare Systems, L-3 Communications, Lockheed Martin, Nextwave/Jabil Circuit, Northrop Grumman, Pegasus GSS, Qualcomm, Raytheon, Teradyne, Tektronix and Thales. Additional information can be found on our website at http://www.micronetics.com.

As of April 1, 2008, the Company changed its fiscal quarters to the 13-week period ending on the Saturday nearest June 30, September 30 and December 31st. The first quarter of Fiscal 2009 has 88 days versus 90 days in the first quarter of Fiscal 2008. The Company’s fiscal year end remains March 31, 2009.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report for its fiscal year ended March 31, 2008 as well as its other filings with the Securities and Exchange Commission.

INCOME STATEMENT DATA

($000s omitted except per share data)

	Thirteen Weeks Ended
	June 28, 2008	June 30, 2007
Net sales	$7,087	$6,311
Gross profit	2,978	2,394
Research and development	342	154
Selling, general and administrative expenses	2,199	1,639
Amortization of intangibles	177	183
Other income (expense)	24	(3)
Income before income taxes	284	415
Provision for income taxes	126	230
Net income	158	185
Net income per common share:
Basic	.03	.04
Diluted	.03	.04
Weighted average shares
Outstanding:
Basic	5,000	4,727
Diluted	5,008	4,758

Contact

David Robbins, President

Micronetics, Inc.

(603) 546-4131